Exhibit 10.16

Agreement on share transfer and  increase of registered capital (the “Agreement”)

In order to optimize the allocation of resources and accelerate the development of Hainan JIEN Intelligent Engineering Co., Ltd. (the “Company”), in line with the principle of equality and friendly negotiations, and in accordance with the relevant PRC laws and regulations applicable to the share transfer and increase of registered capital and and other matters of  the Company founded by Bingfeng Ma and Qinghua Dai (each a “Transferor” and together the “Transferors”), the Transferors, Covenant Group Holdings Inc. (the “Investor”), and the Company established the following terms provided for common compliance:

1. Basic facts:

The establishment of the Company was approved by the Hainan Bureau of Industry and Commerce in July, 1999, and the shareholders of the Company are Bingfeng Ma and Qinghua Dai.  The registered capital of the Company is one million RMB in which Bingfeng Ma invested RMB 600,000 and holds a 60% stake of the Company, and Qinghua Dai invested RMB 400,000 and holds 40% stake of the Company.  The Company’s legal representative is Bingfeng Ma.

2. Agreement Parties:

a) First Party (the Investor): Covenant Group Holdings Inc. Address: The Merion Building 700 S. Henderson Road, Suite #200, King of Prussia, PA 19406.  Legal Representative: Kenneth Wong,  Title: President.

b) Second Party (the Transferor): Bingfeng Ma, Male, DOB: December 23, 1974, Identification Card Number: 421022197412237557

c) Third Party (the Transferor): Qinghua Dai, Female, DOB: January 1, 1976, Identification Card Number: 511023197601074521

d) Fourth Party (the Company): Hainan JIEN Intelligent Engineering Co., Ltd., Address: 51 Haixiu Rd, Xinghua Building 15th Floor, Haikou, Hainan,  Legal Representative: Bingfeng Ma, Title: Chairman of the Board

3. The Share Transfer and Increase of Registered Capital:

a) The First Party, Second Party, Third Party and the Company unanimously agree that the First Party shall purchase all the shares held by the Second and Third Party for one million and ten thousand RMB (RMB 1,00,000.00) equivalent to one hundred and fifty thousand U.S. dollars in cash ($ 150,000.00), and finance the Company by  2.35 million U.S. dollars ($2,350,000.00) in cash, and the total registered capital shall increase to 2.5 million U.S. dollars ($2,500,000.00). Upon signing of this Agreement, the legal representative and general manager of the Company shall be assigned by the First Party.

b) Upon execution of this Agreement, the First Party shall pay the Second Party and Third Party RMB one million and ten thousand (RMB 1,010,000.00) equivalent to one hundred and fifty thousand U.S. dollars ($150,000.00) (Ma Bingfeng 90,000 U.S. dollars; Qinghua Dai 60,000 U.S. dollars).  Also upon execution of this Agreement, the First Party shall remit three hundred and fifty thousand U.S. dollars ($ 350,000.00) to the Company to increase the Company’s registered capital by such remitted amount.  Within six months following the execution of the Agreement, the First Party shall remit an additional two million U.S. dollars ($2,000,000) to the Company to further increase the Company’s registered capital.  The First Party shall use its best efforts to remit such additional capital under the following phased schedule: eight hundred and twenty five thousand U.S. dollars ($ 825,000.00) investment shall be remitted to the Company on or before October 31, 2010, and one million one hundred and seventy five million U.S. dollars ($ 1,175,000.00) shall be remitted to the Company on or before January 31, 2011.

c) Upon execution of this Agreement and the First Party’s payment to the Second Party and Third Party of RMB one million and ten thousand (RMB 1,010,000.00) equivalent to one hundred and fifty thousand U.S. dollars ($150,000.00) (Ma Bingfeng 90,000 U.S. dollars; Qinghua Dai 60,000 U.S. dollars), the Second and Third Party shall arrange for the official transfer of the Company’s shares out of the name of the Transferors and into the name of the Investor in the People’s Republic of China (“PRC”).

d) When the First Party makes capital injections as required by this Agreement to the Company, the First Party, Second Party, Third Party and the Company shall cooperate to assure that such injections are properly reflected as increases of registered capital in the Company.

e) If the First Party fails to make any agreed upon capital injections under the phased schedule identified in this Agreement, the First Party, Second Party and Third Party shall negotiate in good faith a resolution.  If a resolution cannot be achieved, the Second Party and Third Party may seek to resolve a dispute pursuant to the provisions under Section 5 below.  The parties mutually agree that no resolution would involve transfer of shares away from First Party and back to Second and Third party.

4. Confidential Agreement:

Unless otherwise provided and required by the relevant PRC laws, regulations or the rules applicable to the relevant party, any party, without other parties’ written consent, must not disclose to any party other than transaction participants the related contents of this Agreement before the completion of this transaction.

5. Conflict Resolution:

Any conflict, brought by the performance of this Agreement, shall be firstly resolved through friendly discussion; if the discussion fails, any party shall be entitled to apply for arbitration to Haikou Arbitration Committee, located in Haikou City, Hainan Province.

6. Supplementary Provisions:

a) In this agreement, the amount of RMB equivalent to the U.S. dollar will be eventually remitted into the account designated by the Second Party, Third Party and the Company from the First Party based on the exchange rate of RMB against the U.S. dollar announced by the Bank of China at the time of remittance.

b) For the matters not covered in this Agreement, the Parties can negotiate a separate supplemental agreement, and the supplemental agreement and this Agreement have the same legal effect.

c) This Agreement will become valid upon being signed or sealed by the Parties.

d) There shall be six copies of this Agreement, each such copy having the same legal effect,  with each party holding a copy of this Agreement, one copy being sent to the Department of Commerce, Hainan Province and one copy being sent to Trade and Industry Bureau of Hainan Province.

First Party:  /s/ Kenneth Wong

Second Party:  /s/ Bingfeng Ma

Third Party:  /s/ Qinghua Dai

The Company: <Hainan JIEN Intelligent Engineering Co., Ltd. Corporate Seal>

Date:  August 27, 2010

Location: Hainan, Haikou Province, China